
Pricing Supplement dated August 12, 1999                         Rule 424(b)(3)
(To Prospectus dated September 3, 1998 and                    File No. 333-60913
Prospectus Supplement dated September 3, 1998)

                           TOYOTA MOTOR CREDIT CORPORATION

                           Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount: $150,000,000             Trade Date: August 12, 1999
Issue Price: See "Plan of Distribution"    Original Issue Date: August 18, 1999
Initial Interest Rate: See "Additional     Net Proceeds to Issuer:  $150,000,000
 Terms of the Notes - Interest"            Principal's Discount
Interest Payment Period: Quarterly          or Commission: 0.0%
Stated Maturity Date: August 18, 2000

________________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                 (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note                      (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [X] Prime Rate
           [ ]  Eleventh District Cost of Funds Rate  [ ]  Federal Funds Rate
           [ ]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                    If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [ ]  Telerate Page: 3750

     Initial Interest Reset Date: August 21, 1999    Spread (+/-): -2.70%
     Interest Rate Reset Period: Daily               Spread Multiplier:  N/A
     Interest Reset Dates: Each Business Day         Maximum Interest Rate: N/A
     Interest Payment Dates: November 18,            Minimum Interest Rate: N/A
        Febrary 18, May 18 and August 18            Index Maturity: N/A
                                                    Index Currency: U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from                    to
     [X]  Actual/360 for the period from August 18, 1999 to August 18, 2000
     [ ]  Other (see attached)                        to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ]  The Notes may be redeemed prior to Stated Maturity Date.
          Initial Redemption Date: N/A
          Initial Redemption Percentage:    N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:    %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated
                             ___________________________
                                Merrill Lynch & Co.

                            ADDITIONAL TERMS OF THE NOTES


Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this Pricing Supplement (the "Notes")will be equal to the Prime Rate on August 17, 1999 minus 2.70%. Notwithstanding anything to the contrary contained in the Prospectus Supplement, the Interest Determination Date with respect to the Notes will be the first Business Day immediately preceding each Interest Reset Date.

Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc (the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

          Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.